UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 24, 2013

INSPIRED BUILDERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-171636	27-1989147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 Wilshire Boulevard Suite 830 Santa Monica, CA 90401
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  +1 (310) 526-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

In furtherance of the stated intention of to own real estate as well as financial interests in real estate, Inspired Builders, Inc. (the “Company”)  has  entered into an agreement to acquire unimproved real estate in Florida and has agreed in principle to acquire a senior subordinated note secured by real property and improvements located in Los Angeles, California.

Agreement to Purchase of Duval Property

On June 24, 2013 the Company entered into an agreement with a third party to purchase a parcel of undeveloped land in Duval County Florida.  The purchase price for the Duval property is $1,350,000, payable as to $750,000 by the Company’s delivery of its 3% $750,000 note and mortgage due June 15, 2014.   The $600,000 balance of the purchase price was paid by the issuance to the seller  of 100,000 shares of  the Company’s common stock, $0.001 par value per share, which was valued by the parties at $6.00 per share

Proposed Purchase of Holloway Property Senior Subordinated Note

On June 24, 2013, the Company reached an agreement in principle with NORe Capital LLC  (“NORe”) to purchase from NORe a 10% $19,000,000 senior subordinated note of a California limited liability company (the “Borrower”) due June 30, 2020 (the “Note”).   The Note is secured by a second deed of trust on a residential boutique hotel located at 8465 Holloway Drive, Los Angeles CA 90069 (the “Holloway Property”)   The Note will accrue interest for three years and thereafter be payable as to interest only until the June 30, 2020 maturity date.  Payments and remedies under the Note will be subject and subordinated to a first deed of trust and note on the Holloway Property held by a Los Angeles based bank (the “Senior Lender”), pursuant to a subordination agreement to be entered into among the Borrower, the Company and the Senior Lender.

In consideration for the purchase and assignment of the Note, the Company will pay consideration of $19,000,000 by issuance to NORe if an aggregate of 2,000,000 shares of Company common stock, valued at $6.00 per share  (the “ISRB Shares”) and the Company’s 2% $7,000,000 note payable on June 30, 2020 (the “ISRB Note”).  Interest on the ISRB Note shall accrue for 36 months and thereafter shall be payable quarterly.

It is anticipated that the execution of definitive agreements and the exchange of the Note for the ISRB Shares and ISRB Note will occur on or before June 30, 2013.

In a related development, the Company is in negotiations with a third party to provide approximately $2,610,000 of loans to ISRB, the first $1,100,000 of proceeds of which are anticipated to be funded by June 30, 2013 with an additional $1,510,000 to be funded on or before  July 31, 2013.  The proceeds of the loans will be used, to reduce to approximately $13,000,000 the outstanding principal amount of the note and first deed of trust on the Holloway Property  payable to the Senior Lender, and to defray certain payments, including taxes and anticipated capital expenditures to improve the Holloway Property.  In consideration for such loans, it is anticipated that the Company will issue to the lender its 8% note due on the earlier of June 30, 2020 or receipt of  net proceeds in excess of $5,000,000 that the Company may obtain in the future from any one or more debt or equity financings.

There is no assurance that the Company will receive the initial $1,100,000 of proceeds of such loans; failing which the Company will not consummate its acquisition of the Holloway Property Note, as set forth above.

Item 8.01 Other Matters

As set forth in the press release issued in May 2013, the Company’s board of directors has determined that conversion of the Company’s corporate status to that of a real estate investment trust (a “REIT”) would best support the company’s strategic direction.  Accordingly, the board has passed and adopted a resolution for the Company to be treated as a REIT and will designate its tax status on Form 1120 to be filed with the IRS for the tax year 2013.

Item 9.	Exhibits

Exhibit 10.1	Purchase and Sale Agreement between the Company for the Duval property

Exhibit 10.2	Assignment of Special Warranty Deed to the Duval property to the Company

Exhibit 10.3	Secured $750,000 promissory note of the Company.

Exhibit 10.4	Mortgage and Security Agreement on the Duval property.

Exhibit 10.5	Form of proposed Securities Exchange Agreement for the acquisition of the $19,000,000 senior secured Holloway Note

Exhibit 10.6	Form of $19.0 million Senior Subordinated Note of Pali-Holloway to NORe Capital to be sold and assigned to the Company;

Exhibit 10.7	Form of Subordination Agreement among the Company and the Senior Lender.

Exhibit 10.8	Press Release dated May __, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2013	INSPIRED BUILDERS, INC.

	By:	/s/ Matthew Nordgren
Matthew Nordgren,
Chief Executive Officer